Exhibit 99.1

NEWS RELEASE

Visa Inc. Announces Record Date for the 2016 Annual Meeting of Stockholders and Declares Quarterly Dividend, Increases Dividend Rate by 17%

FOSTER CITY, CA, October 21, 2015 – Visa Inc. (NYSE:V) today announced that its board of directors approved the record date for the Company’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on February 3, 2016. The Company’s class A common stockholders at the close of business on December 7, 2015, the record date, will be entitled to vote at the Annual Meeting.

In addition, the Company announced that its board of directors had declared a quarterly cash dividend of $0.14 per share of class A common stock (determined in the case of class B and class C common stock on an as-converted basis) payable on December 1, 2015, to all holders of record of the Company’s class A, B and C common stock as of November 13, 2015.

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About Visa

Visa Inc. (NYSE: V) is a global payments technology company that connects consumers, businesses, financial institutions, and governments in more than 200 countries and territories to fast, secure and reliable electronic payments. We operate one of the world’s most advanced processing networks — VisaNet — that is capable of handling more than 65,000 transaction messages a second, with fraud protection for consumers and assured payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit usa.visa.com/about-visa, visacorporate.tumblr.com and @VisaNews.

Contacts:

Investor Relations: Jack Carsky or Victoria Hyde-Dunn, 650-432-7644, ir@visa.com

Media Relations: Connie Kim, 212-521-3962, globalmedia@visa.com